EXHIBIT 1.2

Pricing Agreement

J.P. Morgan Securities Inc.

270 Park Avenue

New York, New York 10017

and

Wachovia Capital Markets, LLC

One Wachovia Center

301 South College Street

Charlotte, NC 28288-0602

    As Representatives of the several

        Underwriters named in Schedule I hereto,

August 9, 2005

Ladies and Gentlemen:

Leggett & Platt, Incorporated, a Missouri corporation (the “Company”), proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement, dated August 9, 2005 (the “Underwriting Agreement”), between the Company on the one hand and J.P. Morgan Securities Inc. and Wachovia Capital Markets, LLC, on the other hand, to issue and sell to the Underwriters named in Schedule I hereto (the “Underwriters”) the Securities specified in Schedule II hereto (the “Designated Securities”). Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement, except that each representation and warranty which refers to the Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation or warranty as of the date of the Underwriting Agreement in relation to the Prospectus (as therein defined), and also a representation and warranty as of the date of this Pricing Agreement in relation to the Prospectus as amended or supplemented relating to the Designated Securities which are the subject of this Pricing Agreement. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. The Representatives designated to act on behalf of the Representatives and on behalf of each of the Underwriters of the Designated Securities pursuant to Section 12 of the Underwriting Agreement and the address of the Representatives referred to in such Section 12 are set forth at the end of Schedule II hereto.

An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Designated Securities, in the form heretofore delivered to you is now proposed to be filed with the Commission.

Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, the Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at the time and place and at the purchase price to the Underwriters set forth in Schedule II hereto, the principal amount of Designated Securities set forth opposite the name of such Underwriter in Schedule I hereto.

If the foregoing is in accordance with your understanding, please sign and return to us counterparts hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters and the Company. It is understood that your acceptance of this letter on behalf of each of the Underwriters is or will be pursuant to the authority set forth in a form of Agreement among Underwriters, the form of which shall be submitted to the Company for examination upon request, but without warranty on the part of the Representatives as to the authority of the signers thereof.

Very truly yours,

Leggett & Platt, Incorporated

By:	/s/ Felix E. Wright
Name:	Felix E. Wright
Title:	Chairman and
Chief Executive Officer

By:	/s/ Sheri L. Mossbeck
Name:	Sheri L. Mossbeck
Title:	Vice President and Treasurer

Accepted as of the date hereof:

J.P. Morgan Securities Inc.

By:	/s/ Stephen L. Sheiner
Name:	Stephen L. Sheiner
Title:	Vice President

On behalf of each of the Underwriters

SCHEDULE I

Underwriter	Principal Amount of Designated Securities to be Purchased
J.P. Morgan Securities Inc	$66,000,000
Wachovia Capital Markets, LLC	$42,000,000
Barclays Capital Inc.	$16,000,000
Piper Jaffray & Co	$16,000,000
Wells Fargo Securities, LLC	$16,000,000
Banc of America Securities LLC	$10,000,000
SunTrust Capital Markets, Inc	$10,000,000
ABN AMRO Incorporated	$6,000,000
BNY Capital Markets, Inc.	$6,000,000
TD Securities (USA) LLC	$6,000,000
UMB Scout Brokerage Services Inc.	$6,000,000

Total	$200,000,000

SCHEDULE II

Title of Designated Securities:

5.00% Notes due 2015

Aggregate principal amount:

$200,000,000

Price to Public:

99.154% of the principal amount of the Designated Securities, plus accrued interest, if any, from August 12, 2005

Purchase Price by Underwriters:

98.504% of the principal amount of the Designated Securities

Form of Designated Securities:

Book-entry only form represented by one or more global securities

Specified funds for payment of purchase price:

Federal (same day) funds

Time of Delivery:

10:00 a.m. (New York City time), August 12, 2005

Indenture:

Indenture dated as of May 6, 2005, between the Company and JPMorgan Chase Bank, as Trustee

Maturity:

August 15, 2015

Interest Rate:

5.00%

Interest Payment Dates:

February 15 and August 15, commencing February 15, 2006

Covenant and Redemption Provisions:

As described in the Prospectus Supplement dated August 9, 2005 relating to the Designated Securities

Sinking Fund Provisions:

No sinking fund provisions

Defeasance provisions:

As described in Article IV and XV of the Indenture

Closing location for delivery of Designated Securities:

Cravath, Swaine & Moore LLP, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019

Additional Closing Conditions:

As described in the Underwriting Agreement

Names and addresses of Representatives:

Designated Representatives:	J.P. Morgan Securities Inc.
Wachovia Capital Markets, LLC

Address for Notices, etc.:	J.P. Morgan Securities Inc.: 270 Park Avenue, New York, New York 10017, Attention: Transaction Execution Group; Fax (212) 834-6702

Other Terms:

The Company acknowledges and agrees that the Underwriters are acting solely in the capacity of an arm’s length contractual counterparty to the Company with respect to the offering of Designated Securities contemplated hereby (including in connection with determining the terms of the offering) and not as a financial advisor or a fiduciary to, or an agent of, the Company or any other person. Additionally, neither the Representatives nor any other Underwriter is advising the Company or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Company shall consult with its own advisors concerning such matters and shall be responsible for making their own independent investigation and appraisal of the transactions contemplated hereby, and the Underwriters shall have no responsibility or liability to the Company with respect thereto. Any review by the Underwriters of the Company, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Underwriters and shall not be on behalf of the Company.